Exhibit 10.7

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is signed and effective as of September 24, 2020 (the “Effective Date”), by and between Taysha Gene Therapies, Inc., a Delaware corporation (the “Company”), and R.A. Session II, an individual (the “Executive”).

Whereas, Executive has been performing services for the Company pursuant to an Employment Agreement dated April 1, 2020 (the “Original Employment Agreement”);

Whereas, the parties desire to enter into this Agreement, setting forth the terms and conditions of Executive’s continued employment with the Company;

Whereas. The parties agree that this Agreement supersedes and replaces in its entirety the Original Employment Agreement;

NOW, THEREFORE, in consideration of their mutual promises and agreements and subject to the terms and conditions set forth below, effective from and after the Effective Date, the parties agree as follows:

1.Position.  The Executive shall continue to serve as the Company’s Chief Executive Officer and President.  The Executive shall perform those duties generally required of persons in such position as well as such other duties assigned to Executive from time to time by the Company’s Board of Directors (the “Board”) or its designee.  The Executive shall be subject to the authority of the Board and shall comply with all Company policies.

2.Scope of Services.  During Executive’s employment with the Company, the Executive agrees to devote substantially all of Executive’s business time, attention, skills and efforts to the business of the Company, subject to the terms set forth herein.  Notwithstanding the foregoing, the Company acknowledges that Executive may continue to serve on the board of directors for the following organizations: (i) ReCode Therapeutics, Inc.; (ii) Sandhill Therapeutics, Inc.; and (iii) Lung Therapeutics, Inc., so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company.

3.Salary, Compensation and Benefits.

3.1Base Salary.  Provided that the Company consummates its planned initial public offering (“IPO”), and effective as of the date of the pricing of such IPO, Executive shall be paid at an annual base salary rate of $542,800 (“Base Salary”), payable pursuant to the Company’s regular payroll practices at the same time that the Company pays its executives generally, but no less frequently than monthly; provided, that the Base Salary shall be subject to adjustment in the sole discretion of the Board.

3.2Performance Bonus.  During the period the Executive is employed by the Company, Executive will be eligible to earn, in the discretion of the Board, an annual performance bonus in a target amount of up to fifty percent (50%) of the Executive’s Base Salary for the applicable year (the “Performance Bonus”).  Whether or not the Executive earns any Performance Bonus, and the amount of the bonus, will be dependent upon the following: (a) the Executive’s

WEST\259098304.1

continuous performance of services to the Company through the end of the period with respect to which performance is being reviewed; and (b) achievement of Company and individual performance goals (the “Performance Goals”).  The Performance Goals will be set in advance in writing and revised annually, semi-annually, or quarterly by the Board together with input from the Executive.  The Board will inform the Executive of the Performance Goals upon Executive’s request. Whether Executive has met the Performance Goals will be determined by the Board in its sole discretion. Executive must be employed on the day that the Performance Bonus (if any) is paid in order to earn the bonus.  Therefore, if Executive’s employment is terminated either by Executive or the Company for any reason prior to the bonus being paid, Executive will not have earned the bonus and no partial or prorated bonus will be paid.  Any Performance Bonus with respect to a calendar year, if earned, shall be paid between January 1 and March 15 of the immediately following calendar year.

3.3Equity Incentives. The Company previously granted to Executive restricted shares equal to 3% of the Company’s then outstanding Common Stock (the “Grant”).  The Grant will continue to be governed by the applicable grant documents and the Company’s 2020 Equity Incentive Plan (the “Plan”).

3.4Conflicts.  In the event of any conflict between the terms of this Agreement and the terms of any Grant documentation, including without limitation vesting terms or the definition of “Cause,” the terms of this Agreement shall govern.

3.5Vacation.  In addition to Company holidays, the Executive shall remain eligible to accrue vacation in accordance with the Company’s policies in effect from time to time.

3.6Benefits.  The Executive shall continue to be eligible to participate in such employee benefits that the Company makes available from time to time to executive-level employees generally, on a basis no less favorable than such executive-level employees, subject to the terms and conditions applicable to such benefits or benefit plans.

3.7Reimbursement.  The Company shall reimburse the Executive for (or, in the Company’s sole discretion, shall pay directly) reasonable out-of-pocket expenses incurred by the Executive in accordance with any expense reimbursement policy adopted by the Company relating to the business or affairs of the Company or the performance of the Executive’s duties hereunder, including, without limitation, reasonable expenses with respect to entertainment, travel and similar items.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.

3.8 Withholding. The Company will withhold from the Executive’s compensation all applicable amounts required by law or authorized by the Executive.

4.Company Policies and Confidentiality.  Executive will be expected to continue to adhere to the general employment policies and practices of the Company that may be in effect from time to time.  Additionally, in connection with this Agreement, Executive must sign and comply with the Employee Confidential Information and Inventions Agreement (the “Confidentiality Agreement”) attached hereto, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

Executive Employment Agreement	2

5.Payments Upon Termination of Employment.

5.1Termination for Any Reason.  In the event that the Executive’s employment with the Company terminates for any reason, the Company shall pay to the Executive any unpaid Base Salary earned through the Executive’s last day of employment (the “Date of Termination”) in accordance with this Agreement and expense reimbursements accrued but unpaid as of the Date of Termination (the “Accrued Benefit”).

5.2Benefits Upon Termination Without Cause or Resignation for Good Reason.  If the Company terminates Executive’s employment for a reason other than for Cause (as defined herein) or the Executive terminates his employment with the Company for Good Reason (as defined herein) and subject to the conditions provided under Section 5.6, the Company will provide the Executive with the following severance benefits (collectively, the “Severance Benefits”):

5.2.1Salary Continuation Payments. The Company shall continue Executive’s Base Salary for twelve (12) month period that immediately follows the Date of Termination (the “Severance Period”).  Such salary continuation payments will be subject to standard payroll deductions and withholdings and will payable in installments over the Severance Period on the Company’s ordinary payroll dates, beginning no later than the Company’s second payroll date that occurs after the effective date of the Release (as defined herein), with such first payment for any accrued Base Salary for the period from the Date of Termination to the date of such first payment and the remaining installments in equal Base Salary rate payments occurring on the Company’s regularly scheduled payroll dates thereafter, in cash or immediately available funds.

5.2.2COBRA Severance. If Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health plans following such termination of employment, then the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Date of Termination and ending on the earliest to occur of the following: (i) twelve (12) months following the Date of Termination; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.

5.3Termination of Employment in Connection with a Change in Control.  Executive will be eligible to participate in the Company’s Change in Control Severance Plan, if such a plan is implemented, pursuant to the terms and conditions of such plan.  For the avoidance of doubt, under no circumstances will Executive be entitled to receive the benefits set forth herein under more than one of Sections 5.2, 5.3 and 5.4.

5.4Termination of Employment as a Result of Executive’s Resignation without Good Reason, or a Termination by the Company for Cause.  In the event the Executive’s employment is terminated as a result of either of the following: (i) the Company terminates Executive’s employment for Cause; or (ii) Executive’s resignation without Good Reason; then the Company’s sole obligation shall be to pay Executive, within sixty (60) days of the Date of Termination, or an earlier date if required by law, the amount of the Accrued Benefit.

Executive Employment Agreement	3

5.5Conditions for Receipt of Severance Benefits.  The Severance Benefits, as applicable, are further conditioned on the following: (i) if the Executive holds any other positions with the Company, including as member of the Board or any boards of directors of any subsidiaries, the Executive resigns such position(s) to be effective no later than the Date of Termination (or such other date as requested by the Board); (ii) the Executive returns all Company property; (iii) Executive’s timely execution and delivery to the Company an effective release of claims in favor of and in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, and Executive does not revoke the Release; and (iv) Executive’s continued compliance with all of Executive’s duties and obligations to the Company, including but not limited to, obligations under this Agreement and the Confidentiality Agreement.

5.6Definitions.

5.6.1“Cause” shall mean termination of employment for one or more of the following reasons: (i) material failure to follow any proper and lawful directive of the Board that remains uncured more than thirty (30) days after a written demand is delivered to the Executive that specifically identifies the manner in which the Board believes that the Executive has failed to follow such instructions, provided, that failure to meet performance targets shall not, in and of itself, be deemed a failure to follow any such instructions; (ii) the Executive’s commission of an act of: (a) fraud, embezzlement, or theft; or (b) dishonesty that injures the business, business reputation or business relationships of the Company; (iii) the Executive’s commission or conviction of, or pleading guilty or nolo contendere to, a felony; and (iv) material violation of any agreement between the Executive and Company or of any material Company policy that remains uncured (if curable) more than thirty (30) days after written notice thereof is delivered to Executive that specifically identities such violation.

5.6.2“Good Reason” shall mean a resignation of employment by the Executive as a result of the occurrence of one or more of the following events without the consent of the Executive: (A) a material breach of an agreement between the Company and the Executive by the Company that remains uncured more than thirty (30) days after written notice thereof is delivered to the Company that specifically identities such breach; (B) the Company significantly reduces the Executive’s Base Salary or the percentage eligibility established for the Executive’s Performance Bonus, other than any Company-wide reduction in compensation of employees; (C) the Company significantly reduces the Executive’s duties, authority or responsibilities relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction; or (D) the Company relocates the facility that is the Executive’s principal place of business with the Company to a location more than fifty (50) miles from the immediately preceding location (excluding regular travel in the ordinary course of business).  In order to resign for Good Reason, Executive must provide written notice to the Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 30 days after the expiration of the cure period.

Executive Employment Agreement	4

6.Section 409A.

6.1Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Benefit (and the separate payment of any portion thereof) is considered a separate payment.   Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  No interest shall accrue on any such delayed cash payment.

6.2All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

6.3To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

6.4The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

Executive Employment Agreement	5

7.Executive’s Representations and Warranties.  The Executive represents and warrants that the Executive is not a party to any other employment, non-competition, or other agreement or restriction which could interfere with the Executive’s employment by the Company or the Executive’s or the Company’s rights and obligations hereunder and that the Executive’s acceptance of employment by the Company pursuant to the terms of this Agreement and the performance of the Executive’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which the Executive is party or any duty owed by the Executive to any other person.

8.Waivers and Amendments.  The respective rights and obligations of the Company and the Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of a duly authorized representative of the Company and the Executive.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

9.Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the Executive and the Company, along with the Company’s successors and assigns.  The Executive may not assign or delegate to any third person the Executive’s obligations under this Agreement.  The rights and benefits of the Executive under this Agreement are personal to the Executive and inure solely to the benefit of the Executive and to the Executive’s estate, as applicable.

10.Entire Agreement.  This Agreement, the Grant documentation, and the other agreements referenced herein, constitute the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersede in their entirety all other or prior agreements (including, whether oral or written, with respect thereto.

11.Notices.  All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered, sent by electronic mail, sent by reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service), or deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Company, addressed to:

Taysha Gene Therapies, Inc.

2280 Inwood Road
Dallas, TX 75235

Attn: Kamran Alam

and, if to the Executive, to the address set forth in the Company’s records.

Notices shall be deemed given upon the earlier to occur of the following: (i) receipt by the party to whom such notice is directed; (ii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is

Executive Employment Agreement	6

deposited with the commercial courier if sent for overnight delivery by commercial delivery service; or (iii) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid.  Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

12.Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

13.Employment at Will.  The Executive and the Company understand and agree that the Executive is an employee at-will, and that the Executive may resign, or the Company may terminate the Executive’s employment, at any time, with or without Cause or advance notice.  Nothing in this Agreement shall be construed to alter the at-will nature of the Executive’s employment, nor shall anything in this Agreement be construed as providing the Executive with a definite term of employment.  The provisions in Section 5 above govern the amount of compensation, if any, to be provided to the Executive upon termination of employment and do not alter this at-will status.  The at-will nature of the Executive’s employment with the Company may be changed only in an express written agreement signed by the Executive and an officer of the Company.

14.Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts.

14.1In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

14.2The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

14.3The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

14.4This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

14.5This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.  Facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) will be deemed an original and valid signature.

[Signature Page Follows]

Executive Employment Agreement	7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TAYSHA GENE THERAPIES, INC.

By:	/s/ Sean P. Nolan
Name:	Sean P. Nolan
Title:	Chairman of the Board

R.A. SESSION II

/s/ RA Session II

Executive Employment Agreement –Signature Page